Exhibit 16.1

December 29, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AdTheorent Holding Company, Inc. (formerly MCAP Acquisition Corporation) under Item 4.01 of its Form 8-K dated December 29, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of AdTheorent Holding Company, Inc. (formerly MCAP Acquisition Corporation) contained therein.

Very truly yours,

/s/ Marcum LLP

JL/mm